EXHBIT 99.1

O.I. Corporation Announces Cash Dividend, Expanded Stock Repurchase Program, Extension of VAR Agreement with Agilent Technologies, and Annual Meeting

College Station, Texas---January 28, 2010-O.I. Corporation (NASDAQ: OICO) today announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on March 1, 2010 to shareholders of record at the close of business on February 12, 2010.

The Company also announced today that its Board of Directors has authorized the Company to repurchase up to an additional 100,000 shares of the Company's outstanding common stock under the Board's previously authorized August 2006 stock repurchase program. With this addition, the Company is authorized to purchase up to approximately 136,007 shares under the program. Stock repurchases under this program may be made from time to time through open market purchases or privately negotiated transactions. The timing and actual number of shares repurchased will depend on market conditions, regulatory requirements concerning open market purchases, and management discretion. The repurchase program may be suspended or discontinued at any time.

Finally, the Company announced that the terms of its Value Added Reseller Agreement with Agilent Technologies have been extended and modified through an amendment. The amendment renews the Agreement through December 31, 2010, establishes new sales volume targets for the Company, and provides for volume-based discount on eligible products. The Company will file a copy of the Amendment with its upcoming Report on Form 10-K.

Annual Meeting of Shareholders

The Company's Annual Meeting of Shareholders will be held Tuesday, May 18, 2010 at the Company's headquarters in College Station, Texas. Shareholders of record as of March 31, 2010 will be authorized to vote at the meeting.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

Visit the Company's worldwide web site at:

http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer &

Chief Financial Officer

979.690.1711